Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

MultiSensor AI Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2020 Equity Incentive Plan	Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,120,185 (2)(3)	$6.61 (5)	$7,404,422.85	$0.0001476	$1,092.89
2023 Incentive Plan	Equity	Common stock, par value $0.0001 per share	Rule 457(c) and 457(h)	3,052,706 (4)	$2.14(6)	$6,532,790.84	$0.0001476	$964.24
	Total Offering Amounts					$13,937,213.69		$2,057.13
	Total Fee Offsets(7)							$—
	Net Fee Due							$2,057.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, par value $0.0001 per share (the “Common Stock”), of MultiSensor AI Holdings, Inc. (the “Registrant”) being registered hereunder include such indeterminate number of shares of the Common Stock as may be issuable with respect to the shares of the Common Stock being registered hereunder as a result of stock dividends, stock splits, recapitalization, or other similar transactions.

(2)	Represents 1,120,185 shares of Common Stock issuable upon the exercise of options outstanding under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) as of April 1, 2024.

(3)	To the extent that outstanding awards under the 2020 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in the Registrant acquiring the shares covered by the awards under the 2020 Plan at a price not greater than the price paid by the participant for such shares or not issuing any shares covered by the awards, the unused shares covered by such 2020 Plan awards will become available for issuance under the 2023 Plan. See footnote (4) below.

(4)	Represents 3,052,706 shares of Common Stock reserved for future issuance under the Registrant’s 2023 Incentive Plan (the “2023 Plan”), which number consists of (a) 3,040,486 shares initially reserved for future issuance under the 2023 Plan plus (b) an additional 12,220 shares previously subject to options issued under the 2020 Plan that have lapsed or have otherwise become available as described in footnote (3) above and are now available for issuance under the 2023 Plan. Awards that are currently outstanding under the 2020 Plan may become available for issuance under the 2023 Plan in the circumstances described in footnote (3) above.

(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $6.61 per share for outstanding options granted under the 2020 Plan.

(6)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Stock Market LLC on March 28, 2024.

(7)	The Registrant does not have any fee offsets.